EXHIBIT 4.1

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.


                                  I-TRAX, INC.

                         6% CONVERTIBLE SENIOR DEBENTURE


New York, New York                                            $2,000,000
Issue Date:  February 4, 2002


                  FOR VALUE RECEIVED, I-TRAX, INC., a Delaware corporation (the "Corporation"), hereby promises to pay to the order of PALLADIN OPPORTUNITY FUND LLC or its permitted successors or assigns (the "Holder") the sum of Two Million Dollars ($2,000,000) in same day funds, on or before February 3, 2004 (the "Maturity Date"), and to pay interest thereon, as provided herein. The Holder may convert amounts of principal of this Debenture into shares ("Conversion Shares") of the Corporation's common stock (the "Common Stock") at any time and from time to time, on the terms and subject to the conditions set forth herein.

                  The Corporation has issued this Debenture pursuant to a Purchase Agreement, dated as of February 4, 2002 (the "Purchase Agreement"). The Corporation has granted certain registration rights to the Holder pursuant to the terms of a Registration Rights Agreement, dated as of February 4, 2002 (the "Registration Rights Agreement"). The debentures issued by the Corporation pursuant to the Purchase Agreement, including this Debenture, are collectively referred to herein as the "Debentures". The date on which this Debenture is issued is referred to herein as the "Issue Date".

                  The following terms shall apply to this Debenture:

1.       INTEREST.

                  This Debenture shall bear interest on the unpaid principal amount hereof ("Interest") from the Issue Date at an annual rate of six percent (6%), computed on the basis of a 360-day year and calculated using the actual number of days elapsed since the Issue Date or the day on which interest was most recently paid, as the case may be, and if not timely paid in cash compounded semi-annually on each July 1 and January 1 occurring prior to the Maturity Date. The Corporation shall pay accrued and unpaid Interest (i) on each July 1 and January 1 occurring prior to the Maturity Date (each, a "Scheduled Payment Date"), (ii) on the Maturity Date and (iii) on any date on which the entire principal amount of this Debenture is paid in full (whether through conversion or otherwise) (each of (i), (ii) and (iii) being referred to herein as an "Interest Payment Date"). The Corporation may pay Interest due on a Scheduled Payment Date, at its option, either (A) in cash or (B) by increasing the principal amount of this Debenture by the dollar amount of such Interest (each of (A) and (B) being referred to herein as an "Interest Payment Option"); provided, however, that, if at any time an Event of Default (as defined below) has occurred and is continuing, the Corporation may pay Interest only in cash. At least ten (10) Business Days, but not more than twenty (20) Business Days, prior to each Scheduled Payment Date, the Corporation shall deliver to the Holder written notice (a "Scheduled Payment Notice") of the Interest Payment Option selected by the Corporation for the payment of Interest on such date. Upon delivery of an Interest Payment Option Notice, the Corporation may not change the Interest Payment Option set forth in such notice with respect to the Scheduled Payment Date to which it relates without the prior written consent of the Holder. In the event that the Corporation fails to deliver an Interest Payment Option Notice on or before the tenth (10th) Business Day prior to a Scheduled Payment Date, the Interest Payment Option applicable to the following Scheduled Payment Period shall be cash. Any amount of Interest that is not paid on the relevant Interest Payment Date shall bear interest at the Default
Interest Rate (as defined below). The Corporation must pay interest at the Default Interest Rate in cash on or before the fifth (5th) Business Day following the last day of each calendar month in which such interest accrues. The Holder shall amend Annex II hereto to reflect any increase of the principal amount of this Debenture pursuant to this paragraph 1.

2.       CONVERSION.

                  (a) Right to Convert. Subject to the conditions and limitations specifically provided herein, the Holder shall have the right to convert, at any time and from time to time after the Issue Date, all or any part of the outstanding and unpaid principal amount of this Debenture into fully paid and non-assessable Conversion Shares, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation.

                  (b)      Certain Definitions.

                           "Business  Day"  means  any day on which the New York
Stock Exchange (the "NYSE") and commercial banks in the city of New York are open for business.

                           "Change of Control  Transaction"  means the existence
or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of; (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; (d) a transaction or series of transactions in which any Person or group acquires more than fifty percent (50%) of the voting power of the Corporation; (e) a transaction or series of transactions in which any Person (other than the Corporation or a wholly-owned Subsidiary of the Corporation) or group acquires any capital stock of any Subsidiary of the Corporation; and (f) the individuals who, as of the date of this Agreement, constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority of the Board of Directors of the Corporation.

                           "Closing"  and  "Closing  Date"  have the  respective
meanings set forth in the Purchase Agreement.

                           "Closing Bid Price" means, with respect to the Common
Stock, the closing bid price the Common Stock occurring on a given Trading Day on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Holder (collectively, "Bloomberg") or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.. If the Closing Bid Price cannot be calculated for such security on any of the foregoing bases, the Closing Bid Price of such security shall be the fair market value as reasonably determined by an investment banking firm selected by the Holder, and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation.

                           "Conversion  Price"  means,  (A)  during  the  period
beginning on the Issue Date and ending on the day immediately preceding the First Reset Date (as defined below), the Initial Conversion Price (as defined below) and (B) at all times on and after the First Reset Date, the Reset Conversion Price (as defined below) then in effect.

                           "Initial  Closing  Date"  shall have the  meaning set
forth in the Purchase Agreement.

                           "Initial  Conversion  Price" means one dollar ($1.00)
(subject for adjustment for stock dividends, stock splits and similar events).

                           "Issue  Date" means the date on which this  Debenture
is issued.

                           "Junior  Securities"  means  all  securities  of  the
Corporation issued and outstanding at any time.

                           "Market  Price"  means,  as of any date,  the average
Closing Bid Price for the Common Stock during the period of five (5) Trading Days immediately preceding (but not including) such date.

                           "Person" means any  individual,  corporation,  trust,
association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

                           "Reset  Conversion Price" means (A) during the period
beginning on the First Reset Date and ending on the day immediately preceding the Second Reset Date (each as defined below), the lesser of (i) the Initial Conversion Price and (ii) the average Closing Bid Price for the Common Stock during the period of twenty (20) Trading Days immediately preceding (but not including) the First Reset Date and (B) at all times on or after the Second Reset Date, the lesser of (i) the Conversion Price in effect on the day immediately preceding the Second Reset Date and (ii) the average Closing Bid Price for the Common Stock during the period of twenty (20) Trading Days immediately preceding (but not including) the Second Reset Date.

                           "Reset  Date" means each of (i) the twelve (12) month
anniversary of the Initial Closing Date (the "First Reset Date") and (ii) the eighteen (18) month anniversary of the Initial Closing Date (the "Second Reset Date").

                           "Trading Day" means any day on which the Common Stock
is purchased and sold on the principal securities exchange or market on which the Common Stock is then listed or traded.

                  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase Agreement.

                  (c) Conversion Notice. In order to convert principal of this Debenture, the Holder shall send by facsimile transmission (and confirm such transmission by telephone or voicemail message), at any time prior to 6:00 p.m., eastern time, on the Business Day on which the Holder wishes to effect such Conversion (the "Conversion Date"), a notice of conversion to the Corporation stating the principal amount to be converted and a calculation of the number of shares of Common Stock issuable upon such Conversion and otherwise in the form set forth on Annex I hereto (a "Conversion Notice"). The Holder shall not be required to physically surrender this Debenture to the Corporation in order to effect a Conversion. The Corporation shall maintain a record showing, at any given time, the unpaid principal amount of this Debenture and the date of each Conversion or other payment of principal hereof. The Holder shall amend Annex II hereto upon any such Conversion or payment of principal to reflect the unpaid principal amount hereof. In the case of a dispute as to the number of Conversion Shares issuable upon a Conversion (including without limitation as a result of adjustments to the Conversion Price made in accordance with Section 3 below), the Corporation shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within two (2) Business Days of receipt of the Holder's Conversion Notice. The Corporation shall cause such accountants to calculate the Conversion Price as provided herein and to notify the Corporation and the Holder of the results in writing no later than two (2) Business Days following the day on which such accountant received the disputed calculations (the "Dispute Procedure"). Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations are most at variance with those of such accountant.

                  (d) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing (A) the principal amount of this Debenture being converted by (B) the Conversion Price.

                  (e) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice, the Corporation shall, no later than the close of business on the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice (the "Delivery Date"), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined pursuant to paragraph 2(d) above, provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto. The Corporation shall effect delivery of Conversion Shares to the Holder by, if the Corporation's designated transfer agent or co-transfer agent in the United States for the Common Stock (the "Transfer Agent") participates in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST"), crediting the account of the Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Corporation shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher whole number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Purchase Agreement.

                  (f)      Failure to Deliver Conversion Shares.

                           (i) In the event that the  Corporation  fails for any
reason to deliver to the Holder the number of Conversion Shares specified in the applicable Conversion Notice (without any restrictive legend to the extent permitted by the terms hereof) on or before the Delivery Date therefor (a "Conversion Default"), and such default continues for five (5) Business Days, the Corporation shall pay to the Holder payments ("Conversion Default Payments") in the amount of (i) (N/365) multiplied by (ii) the unpaid principal amount of this Debenture represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Corporation or the trading of its securities (the "Default Interest Rate"), where "N" equals the number of days elapsed between the original Delivery Date of such Conversion Shares and the date on which all of such Conversion Shares are issued and delivered to the Holder. Cash amounts payable hereunder shall be paid on or before the fifth (5th) Business Day of the calendar month following each calendar month in which such amount has accrued. Payments made hereunder shall be in addition to any other remedies the Holder shall have pursuant to the terms of this Debenture, the Purchase Agreement or otherwise.

                           (ii) Nothing herein shall limit the Holder's right to
pursue  actual  damages  for the  Corporation's  failure  to issue  and  deliver
Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of Common Stock by the Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion, such damages to be in an amount equal to (A) the aggregate amount paid by the Holder for the Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by the Holder from the sale of the Conversion Shares issued by the Corporation pursuant to such Conversion), and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                  (g) Limitations on Right to Convert. In no event shall the Holder be permitted to convert principal of this Debenture in excess of that amount upon the Conversion of which:

                           (i) the  number  of  Conversion  Shares  to be issued
pursuant to such Conversion, when added to the number of shares of Common Stock issued pursuant to all prior Conversions of the Debentures and exercise of the Warrants, would exceed 19.99% of the number of shares of Common Stock outstanding on the Initial Closing Date (subject to equitable adjustments from time to time for the events described in Section 3 below) (the "Cap Amount"), except that such limitation shall not apply in the event that (i) the
Corporation obtains the approval of the holders of a majority of the Corporation's outstanding Common Stock ("Stockholder Approval") for the issuance of Common Stock in excess of the Cap Amount or (ii) such approval is not required by the applicable rules or regulations of any market or exchange on which the Common Stock is then listed or traded. In the event that, as a result of an adjustment or reset to the Conversion Price, the Holder is unable under this paragraph (g)(i) to convert principal of this Debenture (without regard to any other limitations on such Conversion that may be imposed by the terms of this Debenture), the Holder shall have the right, upon delivery of written notice to the Corporation, to require the Corporation to redeem the amount of principal of this Debenture that cannot be converted at a redemption price equal to the amount of such principal plus all interest accrued on this Debenture. Such redemption shall be effected on or before the fifth Business Day following receipt by the Corporation of such written notice by delivery of immediately available funds in the amount of such redemption price to the Holder; or

                           (ii) (x) the number of Conversion Shares to be issued
pursuant to such Conversion plus (y) the number of shares of Common Stock beneficially owned by the Holder (other than Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph (g)(ii)) would exceed 9.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Corporation and the Holder that the Holder not be deemed at any time to have the power to vote or dispose of greater than 9.99% of the number of shares of Common Stock issued and outstanding at any time. Nothing contained herein shall be deemed to restrict the right of the Holder to convert such excess principal amount at such time as such Conversion will not violate the provisions of this paragraph (g)(ii). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph (g)(ii) applies (and without limiting any rights the Corporation may otherwise have), the Corporation may rely on the Holder's determination of whether principal of this Debenture is convertible pursuant to the terms hereof, the Corporation having no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder's representation that the principal amount specified therein is convertible pursuant to the terms hereof. The holders of Common Stock are to be deemed third-party beneficiaries of the limitation imposed hereby and, accordingly, this paragraph may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that the Holder shall have the right, upon written notice to the Corporation, to waive the provisions of this paragraph (g)(ii) in the event that
(a) a Change of Control Transaction is announced or effected or (b) a Liquidation Event (as defined below) occurs.

                  (h) Taxes and Costs. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Debenture in a name other than that of the Holder (or in street name), and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder's account) requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

3.       ADJUSTMENTS TO CONVERSION PRICE.

                  (a) Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Dilutive Issuance. If, prior to the Conversion of all of the principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, (A) the number of outstanding shares of Common Stock is increased by a stock split, a reclassification of the Common Stock, or other similar event, the Conversion Price shall be proportionately reduced, which reduction shall be effected at the time such event takes place; (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased, which increase shall be effected at the time such event takes place; (C) the number of shares of Common Stock is increased by a stock dividend on the Common Stock, the Conversion Price shall be proportionately reduced, which reduction shall be effected on the record date for the determination of holders of Common Stock to receive such dividend; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(a) to reflect the actual payment of such dividend; (D) the Corporation issues Common Stock, whether upon the exercise of rights, warrants, securities convertible or exercisable into Common Stock or otherwise, at a price per share that is lower than the Conversion Price in effect on the date of such issuance, the Conversion Price shall be reduced to such lower price; (E) the Corporation issues securities convertible, exercisable or exchangeable for Common Stock, or rights to purchase or receive shares of Common Stock, and such securities or rights have a conversion price, exercise price or exchange ratio that is lower than the Conversion Price in effect on the date of such issuance, or if such price is at any time lowered pursuant to

"reset", anti-dilution or similar provisions to a price that is lower than the Conversion Price in effect on the date of such issuance, the Conversion Price shall be reduced to such lower price; or (F) the Corporation issues Common Stock, whether upon the exercise of rights, warrants, securities convertible or exercisable into Common Stock or otherwise, at a price per share, or issues securities convertible, exercisable or exchangeable for Common Stock, or rights to purchase or receive shares of Common Stock, and such securities or rights have a conversion price, exercise price or exchange ratio, that is lower than the Market Price in effect on the date of such issuance (but not lower than the Conversion Price in effect on the date of such issuance, in which case the provisions of clause (D) or (E) above, as applicable, will apply) (a "Dilutive Issuance"), the Conversion Price in effect on the date of such issuance shall be adjusted downward to a price determined by multiplying the Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance (excluding any shares of Common Stock held in the treasury of the Corporation), plus (y) the quotient of the aggregate consideration received by the Corporation upon such Dilutive Issuance divided by the Market Price in effect immediately prior to the Dilutive Issuance, and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance. "Common Stock Deemed Outstanding" shall mean the number of shares of Common Stock actually outstanding excluding (A) any shares of Common Stock held in the treasury of the Corporation but including (B) in the case where the Dilutive Issuance comprises the issuance of rights, warrants, options or securities convertible or exercisable into Common Stock ("Convertible Securities"), the maximum total number of shares of Common Stock issuable upon the exercise of the Convertible Securities for which the adjustment is required.

                  (b) Adjustment to Conversion Price During Reference Period. If, prior to the Conversion of all of the principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, the number of outstanding shares of Common Stock is increased or decreased by a stock split, a stock dividend on the Common Stock, a combination, a reclassification of the Common Stock or other similar event, and such event takes place during the reference period for the determination of a Conversion Price, such Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days occurring during such reference period.

                  (c) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of the entire principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then (A) the Holder shall have the right to receive, with respect to any shares of Common Stock then held by the Holder, or which the Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by the Holder (and without regard to whether such shares contain a restrictive legend or are freely-tradable), the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction (the "Exchange Consideration"),
(B) the Holder shall have the right to exchange this Debenture for the Exchange Consideration, on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction, in an amount that the Holder would have been entitled to receive had the principal of this Debenture been converted immediately prior to such Exchange Transaction at the Conversion Price then in effect (without giving effect to any limitations on such Conversion contained herein or otherwise), and
(C) to the extent that the Holder has not exercised its right under clause (B) to exchange this Debenture for the Exchange Consideration, upon the Conversion of principal hereof occurring after consummation of such Exchange Transaction (a "Subsequent Conversion"), the Holder shall have the right to receive the Exchange Consideration which the Holder would have been entitled to receive in connection with such Exchange Transaction had such principal been converted immediately prior to such Exchange Transaction at the Conversion Price applicable to such Subsequent Conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the Conversion of principal hereof. The Corporation shall not effect any Exchange Transaction unless (i) it (or, in the case of a tender offer, the offering party) first gives to each Holder ten (10) days prior written notice of such Exchange Transaction (an "Exchange Notice"), and makes a public announcement of such event at the same time that it gives such notice (it being understood that the filing by the Corporation of a Form 8-K with the Securities and Exchange Commission for the purpose of disclosing the anticipated consummation of the Exchange Transaction shall constitute an Exchange Notice for purposes of this provision) and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subparagraph 3(c), and under the Purchase Agreement and the Registration Rights Agreement.

                  (d) Distribution of Assets. If, prior to the Conversion of the entire principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, the Corporation or any of its subsidiaries shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock (or to the holder, other than the Corporation, of the common stock of any such subsidiary), including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), and the effective date for such Distribution is after the Initial Conversion Date, the Corporation shall give each Holder written notice of such Distribution at least ten (10) Business Days prior to the effective date therefor, and each Holder shall have the option of either (A) receiving from the Corporation the assets that are the subject of such Distribution at the same time that the Corporation distributes such assets to the holders of Common Stock (or to the holders of the common stock of any such subsidiary), in which case the Holder shall be entitled to receive such assets in an amount equal to the amount of such assets that a holder of the number of shares of Common Stock into which this Debenture is convertible on the record date for such Distribution would be entitled to receive (such number to be determined using the Conversion Price in effect on such record date and without regard to any restriction or limitation on such conversion or exercise that might otherwise exist) or (B) for any Conversion occurring after the record date for such Distribution, requiring the Corporation to reduce the Conversion Price by an amount equal to the fair market value of the assets so distributed with respect to each share of Common Stock, such fair market value to be determined by an investment banking firm selected by the Holder and reasonably acceptable to the Corporation, with the cost of such determination to be borne by the Corporation.

                  (e) Adjustment Due to Major Announcement. If, prior to the Conversion of the entire principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, the Corporation (i) makes a public announcement that it intends to enter into a Change of Control Transaction or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (each such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that the Holder seeks to convert this Debenture on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the third (3rd) Business Day following the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lowest of (x) the Market Price for the Common Stock on the Trading Day immediately preceding (but not including) the Announcement Date, (y) the average Closing Bid Price for the Common Stock on the three (3) Trading Days immediately following (but not including) the Announcement Date and (z) the Conversion Price in effect on the applicable Conversion Date. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph 3(e) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph 3(e) to become operative.

                  (f) Adjustment Pursuant to Other Agreements. In addition to and without limiting in any way the adjustments provided in this Section 3, the Conversion Price shall be adjusted as may be required by the applicable provisions, if any, of the Purchase Agreement and/or the Registration Rights Agreement.

                  (g) No Fractional Shares. If any adjustment under this Section 3 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be the next higher whole number of shares.

                  (h) Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made pursuant to this Section 3, (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the Initial Closing Date (except in the case where the price at which such warrant, option or security is exercised has decreased since the Initial Closing Date as a result of a reset, anti-dilutive adjustment or similar occurrence); (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan, stock option plan or restricted stock plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the Board of Directors of the Corporation; (iii) upon the exercise of the Warrants or the conversion of the Debentures; or (iv) upon the issuance of Common Stock (or securities convertible or exercisable into Common Stock) within sixty (60) days of the Initial Closing Date for an aggregate purchase price not to exceed, individually or in the aggregate, two million dollars ($2,000,000) and with an effective purchase price (or conversion or exercise price, as applicable) per share of Common Stock not less than $0.75.

4. REDEMPTION.

                  (a) Mandatory Redemption. In the event that an Event of Default (as defined herein) occurs, the Holder shall have the right, upon written notice to the Corporation (a "Mandatory Redemption Notice"), to have all or any portion of the unpaid principal amount of this Debenture, plus all accrued and unpaid Interest thereon, redeemed by the Corporation (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined herein) in same day funds. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the "Mandatory Redemption Date"), which date must be at least five (5) Business Days following the Business Day on which the Mandatory Redemption Notice is delivered to the Corporation, and the amount of principal to be redeemed. In order to effect a Mandatory Redemption hereunder, the Holder must deliver a Mandatory Redemption Notice no later than the close of business on the Business Day immediately following the Business Day on which an Event of Default is no longer continuing; provided, however, that with respect to a Change of Control Transaction, the Holder must deliver a Mandatory Redemption Notice no later than the close of business on the Business Day following the date on which the Change of Control Transaction is effected.

                  (b) Mandatory Redemption Price. For purposes hereof, "Mandatory Redemption Price" shall mean the greater of (A) the unpaid principal hereof and all accrued and unpaid Interest hereon multiplied by one hundred and twenty percent (120%) and (B) the unpaid principal amount hereof plus accrued Interest thereon divided by the Conversion Price in effect at the time of the Conversion Default multiplied by the highest sale price of the Common Stock during the ten (10) Trading Day period occurring immediately prior to the Event of Default.

                  (c)      Payment of Mandatory Redemption Price.

                       (i) The Corporation shall pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date. In the event that the Corporation redeems the entire remaining unpaid principal amount of this Debenture, and pays to the Holder all Interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Debenture to the Corporation for cancellation.

                       (ii) If the Corporation fails to pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date, the Holder shall be entitled to interest thereon at the Default Interest Rate from the Mandatory Redemption Date until the date on which Mandatory Redemption Price has been paid in full.

                  (d) Events of Default. Each of the following events shall be deemed an "Event of Default":

                       (i) the Common Stock is no longer eligible for trading on the Nasdaq "bulletin board", or is not otherwise listed or quoted on the American Stock Exchange, the Nasdaq National Market or the New York Stock Exchange;

                       (ii)  a  Change  of  Control   Transaction  occurs  or  a
Liquidation Event occurs or is publicly announced;

                       (iii) the Registration Statement (as defined in the Registration Rights Agreement) that the Corporation is required to file with respect to resales of Conversion Shares issuable hereunder (x) is not declared effective by the Securities and Exchange Commission on or before the one hundred and eightieth (180th) day following the Issue Date, or (y) is unavailable to the Holder for any period exceeding five (5) consecutive Business Days or thirty
(30) calendar days during any twelve (12) month period; provided that, in the case of this clause (y), if (A) the Company files a post-effective amendment to the Registration Statement for the purpose of including current information therein, (B) the Company is not then eligible to file a registration statement on Form S-3, (C) the SEC informs the Company that it will review such post-effective amendment, and (D) the Company uses its reasonable best efforts to respond to all comments made by the staff of the SEC on such post-effective amendment, the period of consecutive Business Days specified in this clause (y) will be increased, solely for such circumstance, to twenty (20) Business Days and the period of calendar days permissible under this clause (y) during a twelve (12) month period will be increased by each calendar day that occurs during such twelve month period from the date on which such post-effective amendment is filed through the date on which such post-effective amendment is declared effective, up to an additional to thirty (30) calendar days;

                       (iv) the Corporation grants any Lien on or with respect to any of its assets or the assets of any of its wholly-owned subsidiaries, other than a Permitted Lien or a Lien which constitutes a purchase money security interest incurred in the ordinary course of the Corporation's business;

                       (v) the Corporation breaches or provides notice of its intent to breach, in a material respect, any covenant or other material term or condition of this Debenture (including without limitation any payment obligation thereunder), any other Transaction Document or any other agreement, document, certificate or other instrument delivered by the Corporation in connection with the transactions contemplated hereby and thereby, including but not limited to the failure to deliver Conversion Shares and Warrant Shares by the Delivery Date therefor, and such breach continues for a period of five (5) Business Days;

                       (vi) any material representation or warranty made by the Corporation this Debenture, in any Transaction Document, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby or thereby is inaccurate or misleading in any material respect as of the date such representation or warranty was made; and

                       (vii) a default occurs, after giving effect to any applicable grace or cure periods, with respect to an obligation to pay cash under any Material Contract.

5.       PRIORITY ON LIQUIDATION.

                  Liquidation Event. In the event of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Corporation or to its creditors, as such, or to its assets or (y) the dissolution or other winding up of the Corporation, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each a "Liquidation Event"), then, and in any such event, the Holder of this Debenture shall first be entitled to receive payment in full of all principal of, and all Interest and other amounts due or to become due on, this Debenture shall first be paid in full before any payment on account of principal, premium, if any, interest, dividends or any other amounts is made on any Debt or Junior Securities, whether on account of any purchase, exchange or redemption or other acquisition of such Debt or Junior Securities, at maturity or otherwise.

6.       MISCELLANEOUS.

                  (a) Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

                  (b) Notices. Any notice, demand or request required or permitted to be given by the Corporation or the Holder pursuant to the terms of this Debenture shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow),
(ii) on the next Business Day after timely delivery to an overnight  courier and
(iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

                  If to the Corporation:

                  I-Trax, Inc.
                  One Logan Square
                  130 N. 18th Street, Suite 2615
                  Philadelphia, Pennsylvania 19103
                  Attn:    Frank A. Martin
                  Tel: (215) 557-7488
                  Fax: (215) 557-7820

                  with a copy to:

                  I-Trax, Inc.
                  One Logan Square
                  130 N. 18th Street, Suite 2615
                  Philadelphia, Pennsylvania 19103
                  Attn:  Yuri Rozenfeld, Esq.
                  Tel:  (215) 557-7488
                  Fax:  (215) 557-7820

                  And to:

                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street, 51st Floor
                  Philadelphia, Pennsylvania 19103
                  Attn:    Gerald J. Guarcini, Esq.
                  Tel:     (215) 864-8625
                  Fax:     (215) 864-8999

and if to the Holder, at such address as the Holder shall have furnished the Corporation in writing.

                  (c) Amendments. No amendment, modification or other change to, or waiver of any provision of, this Debenture may be made unless such amendment, modification or change is (A) set forth in writing and is signed by the Corporation and the Holder and (B) agreed to in writing by the Holders who hold at least sixty-six percent (66%) of the unpaid principal amount of the Debentures, it being understood that, notwithstanding anything to the contrary contained in any Debenture, upon the satisfaction of the conditions described in
(A) and (B) above, each Debenture (including any Debenture held by a Holder who did not execute the agreement specified in (B) above) shall be deemed to incorporate any amendment, modification, change or waiver effected thereby as of the effective date thereof.

                  (d) Transfer of Debenture. The Holder may sell, transfer or otherwise dispose of all or any part of this Debenture (including without limitation pursuant to a pledge) to any person or entity (other than to a direct competitor of the Corporation) as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be a Holder of a debenture in the principal amount acquired by such transferee, and the Corporation shall, as promptly as practicable, issue and deliver to such transferee a new debenture identical in all respects to this Debenture, in the name of such transferee. The Corporation shall be entitled to treat the original Holder as the holder of this entire Debenture unless and until it receives written notice of the sale, transfer or disposition hereof.

                  (e) Lost or Stolen Debenture. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Debenture, if mutilated, the Corporation shall execute and deliver to the Holder a new Debenture identical in all respects to this Debenture.

                  (f) Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof.

                  (g) Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Corporation and the Holder. The Corporation may not assign its rights or obligations under this Debenture except as specifically required or permitted pursuant to the terms hereof.


                           [Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Debenture to be signed in its name by its duly authorized officer on the date first above written.

I-TRAX, INC.


By  /s/ Frank A. Martin
    --------------------
   Name:  Frank A. Martin
   Title:  Chairman & CEO